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Anthony DeSimone, Masterworks <adesimone@investors.masterworks.com>
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Hi Sam,

The holidays are just around the corner, which means you're probably on the hunt for some major deals. If you're looking for something beyond limited-time half-price offers, then consider our latest Jacqueline Humphries offering—it's a popular style that we believe has plenty of potential upside long-term.

This is one of Humphries's "silver screen" paintings, which make up every single one of her top ten prices at auction. Though each painting is unique in their composition, Humphries' record on a similar silver screen is $850k—ours is available for $422k now.



#1 **$850K (2022)**



#2 **$687K (2021)**



#3 **$610K (2023)**



#4 **$610K (2024)**



#5 **$479K (2023)**



Our Offering **$422K**

That price point isn't the result of some limited-time-only offer, either. It comes from our targeted strategic planning and acquisition process, which aims to get you in-demand styles at potentially favorable prices, all in markets we believe are poised to grow long-term.

Invest here, or view the offering circular below.

Thanks,

Anthony DeSimone

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Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281